Exhibit 99.1

Armstrong World Industries Announces Increase in Quarterly Dividend

LANCASTER, Pa., Oct. 22, 2025 – Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, announced today that its Board of Directors has approved a 10% increase in the company's quarterly cash dividend to $0.339 per share of common stock. The dividend will be paid on Nov. 20, 2025, to stockholders of record as of the close of business on Nov. 6, 2025.

"This announcement marks the seventh consecutive annual increase since the inception of our dividend program in 2018 and further demonstrates the Board of Directors' continued confidence in our growth strategy and ability to generate strong adjusted free cash flow," said AWI Senior Vice President and CFO Chris Calzaretta. "Supported by our strong balance sheet and proven ability to consistently generate adjusted free cash flow growth, we remain committed to returning cash to shareholders as an element of our disciplined approach to capital allocation."

The declaration and payment of future dividends and capital allocations will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations and cash flow.

About Armstrong

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 160 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.4 billion in revenue in 2024, AWI has approximately 3,800 employees and a manufacturing network of 21 facilities, plus seven facilities dedicated to its WAVE joint venture.

Contact
Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Morgan Leitzel, mcleitzel@armstrongceilings.com or (717) 396-2240